As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-75378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Calavo Growers, Inc.

(Exact name of registrant as specified in its charter)

California	33-0945304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Mission Produce, Inc.

2710 Camino Del Sol,

Oxnard, CA 93030

(Address of principal executive offices) (Zip Code)

2001 Stock Option Plan for Directors

2001 Stock Purchase Plan for Officers and Employee

(Full title of the plan)

John Pawlowski

President and Chief Executive Officer

c/o Mission Produce, Inc.

2710 Camino Del Sol,

Oxnard, CA 93030

(Name and Address of agent for service)

(805) 981-3650

(Telephone number, including area code, of agent for service)

With copies to:

Steven Stokdyk

Darren Guttenberg

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

(213) 891-7421

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-75378) (the “Registration Statement”) previously filed by Calavo Growers, Inc., a California corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on December 18, 2001 to register 5,000,000 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), of which 3,000,000 shares of the Common Stock was reserved for issuance under the 2001 Stock Option Plan for Directors, as amended from time to time, and 2,000,000 shares of the Common Stock was reserved for issuance under the 2001 Stock Purchase Plan for Officers and Employees, as amended from time to time. This Post-Effective Amendment is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

Effective May 28, 2026 pursuant to and in accordance with the Agreement and Plan of Merger, dated as of January 14, 2026 (the “Merger Agreement”), by and among the Registrant, Mission Produce, Inc., a Delaware corporation (“Mission Produce”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Mission Produce (“Merger Sub I”) and Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Mission Produce (“Merger Sub II”), pursuant to which, subject to the terms and conditions of the Merger Agreement, (a) Merger Sub I will merge with and into the Registrant, pursuant to the provisions of the California Corporations Code, as amended (the “CCC”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with the Registrant as the surviving entity (the “Surviving Corporation” and such transaction the “First Merger”) and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (the “Surviving Company”), in accordance with the applicable provisions of the CCC, the DGCL and the Delaware Limited Liability Company Act, as amended (such merger, the “Second Merger” and together with the First Merger, the “Mergers”).

As a result of the Mergers and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offers and sales of its securities registered pursuant to the Registration Statement and is deregistering the remaining shares of its Common Stock (the “Shares”) registered but unsold as of the effective time of the First Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Shares registered but unsold as of the date of this Post-Effective Amendment. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Shares as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on the May 28, 2026.

Calavo Growers, LLC As successor by merger to Calavo Growers, Inc.
By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Manager

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.